MEMORANDUM OF UNDERSTANDING

This Memorandum of Understanding (this "MOU"), effective as of February 24th, 2004 (the "Effective Date"), is by and between Sensible Life Products, a division of Laid Back Designs, Ltd. ("SLP"), an Ontario corporation with offices at 7 Innovation Drive, Flamborough, Ontario L9H 7H9, and The Knockout Group, Inc. ("TKOG"), a Delaware corporation with offices at 118 N. Halsted Street, Chicago, Illinois 60661.

This MOU establishes the basis for the parties' proceeding with the negotiation, on an exclusive basis, of a definitive distributorship agreement (the "Definitive Agreement"), in accordance with the terms of which TKOG will act as the exclusive distributor of the Product (as defined below) in the Territory (as defined below). The Definitive Agreement will address, among other matters normally associated with agreements of this type, terms and conditions as follows:

Product:	Benefect Botanical Hard Surface Disinfectant, EPA reg. no. 074771-1, in concentrate form, including, all alternative formulation registrations in relation thereto. SLP will inform TKOG of any new EPA submissions.
Form of Shipment:	In concentrate, shipped in 55 gallon drums sealed at a GMP facility
RTU Dilution:	1:41.5 also expressed as 1 IN 42.5
Testing:	TKOG will have the right to test each shipment for conformance with EPA approved specifications and other mutually agreed upon specifications and to reject any shipment for nonconformance with such specifications. SLP will replace any such nonconforming Product at its sole cost and expense. TKOG will test the Product during the process of converting it to Ready to Use ("RTU") form, as required by EPA regulations.
Territory:	United States and its Territories. If Yr. 1 Q1-2 minimums met, expanded to include other registered jurisdictions and those which become registered while the agreement is in effect, at this time only Canada is registered. SLP's existing accounts, as set forth on Exhibit A attached hereto, are carved out and SLP may continue to sell to same.
Market Exclusivity:	Retail household and retail automotive hard surface disinfectant markets through various wholesale, retail, infomercial, and other available direct marketing channels. May sell outside the exclusive market to US federal, state and local governments on a non-exclusive basis. In addition, SLP agrees to offer TKOG, during the term, the right of first refusal to exclusively market, sell, and distribute the Product to US Federal and US state and US local governmental hard surface disinfectant markets ("Government Markets"). SLP shall provide TKOG with 30 days' written notice prior to either (1) an exclusive arrangement with respect to

the Government Markets being offered to any third party or (2) SLP's engaging in marketing, selling, or distributing the Product to the Government Markets. In the event of notice pertaining to the first point, TKOG shall have the notice period to exercise such right by executing an exclusive arrangement with SLP on the same terms as those offered to the third party. In the event TKOG does not respond within the notice period, TKOG shall be deemed to have declined the exclusive arrangement. In the event TKOG declines or is deemed to decline the exclusive arrangement SLP shall be free to enter into same with the applicable third party. For greater certainty, TKOG's right of first refusal shall only relate to exclusive arrangements. Notwithstanding the foregoing, this right of first refusal will expire in the event TKOG fails to meet its Minimum RTU Requirements in a timely manner or is in breach of a term set out herein.

Price Per Gallon: US$166 (US$4.00/RTU Gallon)

FOB: SLP Production Plant – SLP to pay shipping costs and TKOG to pay the costs of insurance.

Lead Time: 60 days – can be 30 days with committed production forecasts

Delivery Dates: SLP will deliver the Product within ten (10) days of the mutually agreed upon delivery date (the "Delivery Date") for each shipment. Except for causes beyond SLP's reasonable control, if SLP is unable to timely deliver any shipment of Product, SLP will pay the costs of notifying consumers. In addition, except for causes beyond SLP's reasonable control, if SLP is unable to deliver any shipment of Product (a) within 15 days of the Delivery Date, the price per gallon of Product will be reduced by 5% and (b) within 30 days of the Delivery Date, the price per gallon of Product will be reduced by 10%.

Payment Terms

Orders 1-5	Orders 6+
30% on order	20% on order
20% on delivery	10% on delivery
50% 30 day terms	70% 30 day terms

Early Payment Discount: 50% on order, 50% 30 day terms – 1.00% rebate ($0.04 RTU Gallon)

Minimum RTU Requirements:

Minimums – Ordered in:	RTU Gallons
Year 1 – Q1-2	300,000
Year 1 – Q3-4	260,000
Year 2 – Q1-2	600,000
Year 2 – Q3-4	900,000
Year 3 – Q1-2	1,200,000
Year 3 – Q3-4	1,800,000

If TKOG is unable to achieve the minimum RTU requirements for any given year of the term, SLP may elect to make the rights granted to TKOG with respect to the Product non-exclusive rather than exclusive.

Rebates: Based on minimum targets as follows:

15% over minimums – 5.00% rebate ($0.20 RTU Gallon)
20% over minimums – 7.50% rebate ($0.30 RTU Gallon)
25% over minimums – 10.00% rebate ($0.40 RTU Gallon)

Rebate is not cumulative and is computed on total actual yearly RTU volume and paid at year-end. Notwithstanding the minimums indicated for Year 1, the rebate will only be calculated in Year 1 if volumes exceed 1,000,000 RTU Gallons.

Initial Order: 5,500 Concentrate Gallons, with staggered split delivery of the second 2,750 Concentrate Gallons to be 60 days following delivery of the first 2,750 Concentrate Gallons. A 25% discount will be applied to the final payment on the second 2,750 Concentrate Gallons delivery.

Minimum Order: 5,500 Concentrate Gallons, with staggered split delivery dates acceptable as above.

Term and Termination: The initial term of the Definitive Agreement will be three years. TKOG will have the right to renew for successive three-year periods provided that it achieves the minimum RTU requirements and the parties agree upon applicable minimum RTU requirements for the renewal term(s). For each renewal term, the price per gallon may be adjusted, as mutually agreed to by the parties, taking into consideration the costs to SLP of manufacturing the Product. Right to terminate Definitive Agreement based on mutual agreed upon performance criteria.

Escrow: SLP will put the formula for production of the Product into an escrow account with a third-party escrow agent; except for causes beyond SLP's reasonable control, the formula will be released to TKOG if SLP is unable to deliver Product to TKOG for more than 30 days after the Delivery Date, if SLP exits the business of distributing the Product, is unable to pay its debts as they become due, or is subject to a bankruptcy-related event. TKOG will have the right to use the formula for the sole purpose of continuing the benefits afforded to TKOG by this MOU. TKOG will be obligated to maintain the confidentiality of the formula.

Indemnity and Insurance: Insurance coverage to be secured, sufficient to cover each party for any claims or damages arising in connection with its respective obligations with respect to the Product. Each party will indemnify, defend and hold harmless the other from any third-party claims arising in connection with each party's respective obligations with respect to the Product.

Regulatory: SLP to secure, with assistance of TKOG and at TKOG's cost, all necessary EPA sub-distributor and state approvals necessary for the sale of the TKOG private label Product by TKOG, save and except third party facility approvals for mixing and bottling the Product. For greater certainty, TKOG will not be responsible for costs relating to the improvement and development of the Product, unless specifically requested by TKOG. The parties will negotiate such specific requests on a case-by-case basis.

Warranty: SLP represents and warrants that, to the best of its knowledge: (1) it has the right to manufacture and distribute the Product to TKOG, (2) it is not aware of any third-party claims or pending litigation with respect to the Product, and (3) its entering into an agreement with TKOG does not violate the terms of any other agreement to which SLP is a party.

TKOG represents and warrants that: (1) it will follow SLP's instructions relating to the storage and mixing the Product to an RTU format, including bottling of same; and (2) it will mix, bottle, label, market and sell the RTU Product in accordance with the United States Federal Insecticide, Fungicide, and Rodenticide Act ("FIFRA") and the United States Environmental Protection Agency ("EPA") registrations and indications for the Product.

This MOU is intended to be binding upon the parties. From the Effective Date until such time as the parties execute the Definitive Agreement, the parties agree to operate under the terms of this MOU. Although the parties agree to make available the necessary resources (including high-level executives, as appropriate) and to make every reasonable effort to negotiate the Definitive Agreement on or before September 1, 2004, this MOU shall remain in effect until such date as the parties execute the Definitive Agreement.

This MOU will be construed in accordance with Illinois law, without reference to its conflicts of laws provisions, to the extent they would require the application of any other state's laws.

This MOU may be executed via a facsimile signed by both parties, with original documents to follow via regular mail. At such time the facsimile will be considered an original by both SLP and TKOG.

IN WITNESS WHEREOF, the parties hereto have executed this MOU as of the Effective Date.

Sensible Life Products,
a Division of Laid Back Designs, Ltd.

By: ______________________
Sam DeAth, President

Date: FEB/25/04

The Knockout Group, Inc.

By: John Bellamy
John Bellamy, President

Date: 2-25-04